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                                                                 Exhibit (a)(3)
Morgan Stanley & Co. Incorporated
1585 Broadway
New York, New York 10036

                          Offer to Purchase For Cash

                    All Outstanding Shares of Common Stock

                                      of

                                CombiChem, Inc.

                                      at

                              $6.75 Net Per Share

                                      by

                               DPC Newco, Inc.,

                      a direct wholly owned subsidiary of

                             DuPont Pharma, Inc.,

                         a wholly owned subsidiary of

                      E.I. du Pont de Nemours and Company

 THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
       TIME, ON MONDAY, NOVEMBER 8, 1999, UNLESS THE OFFER IS EXTENDED.

To Brokers, Dealers, Commercial Banks,                         October 12, 1999
 Trust Companies and Other Nominees:

  We have been appointed by DPC Newco, Inc., a Delaware corporation ("Offeror") and a direct wholly owned subsidiary of DuPont Pharma, Inc., a Delaware corporation ("Purchaser") and a wholly owned subsidiary of E.I. du Pont de Nemours and Company, a Delaware corporation ("Parent"), to act as Dealer Manager in connection with Offeror's offer to purchase for cash all outstanding shares of common stock, $.001 par value (the "Shares"), of CombiChem, Inc., a Delaware corporation (the "Company"), at a purchase price of $6.75 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated October 12, 1999 (the "Offer to Purchase"), and in the related Letter of Transmittal (which together constitute the "Offer"). Offeror is a corporation, newly formed by Purchaser in connection with the Offer and the transactions contemplated thereby. The Offer is being made in connection with the Agreement and Plan of Merger dated as of October 5, 1999 (the "Merger Agreement"), among Parent, Offeror and the Company. Holders of Shares whose certificates for such Shares (the "Certificates") are not immediately available or who cannot deliver their Certificates and all other required documents to First Chicago Trust Company of New York (the "Depositary") or complete the procedures for book-entry transfer prior to the Expiration Date (as defined in Section 1 of the Offer to Purchase) must tender their Shares according to the guaranteed delivery procedures set forth in Section 3 of the Offer to Purchase.

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  For your information and for forwarding to clients for whom you hold Shares registered in your name or in the name of your nominee, we are enclosing the following documents:

  1. Offer to Purchase, dated October 12, 1999;

  2. Letter of Transmittal for your use and for the information of your clients;

  3. Letter to stockholders from Vicente Anido, Jr., President and Chief Executive Officer of the Company, together with a Solicitation/Recommendation Statement on Schedule 14D-9 filed with the Securities and Exchange Commission by the Company and mailed to the stockholders of the Company;

  4. Notice of Guaranteed Delivery to be used to accept the Offer if the Certificates, and all other required documents cannot be delivered to the Depositary by the Expiration Date (as defined in the Offer to Purchase);

  5. A form of letter that may be sent to clients for whose accounts you hold Shares registered in your name or in the name of your nominee, with space provided for obtaining such clients' instructions with regard to the Offer;

  6. Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 providing information relating to backup federal income tax withholding; and

  7. Return envelope addressed to First Chicago Trust Company of New York, the Depositary, for your use only.

  WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME, ON MONDAY, NOVEMBER 8, 1999, UNLESS THE OFFER IS EXTENDED.

  Please note carefully the following:

  1. The tender price is $6.75 per Share, net to the seller in cash, without interest.

  2. The Offer is conditioned upon, among other things, there being validly tendered and not withdrawn prior to the Expiration Date (as defined in the Offer to Purchase) that number of Shares which would represent at least a majority of the outstanding Shares on a fully diluted basis.

  3. The Offer and withdrawal rights expire at 12:00 midnight New York City time, on November 8, 1999, unless Offeror extends the Offer.

  4. Tendering stockholders will not be obligated to pay brokerage fees or commissions or, except as set forth in Instruction 6 of the Letter of Transmittal, stock transfer taxes on the transfer of Shares pursuant to the Offer. However, federal income tax backup withholding at a rate of 31% may be required, unless an exemption is available or unless the required taxpayer identification information is provided. See Instruction 6 of the Letter of Transmittal.

  5. The Board of Directors of the Company has unanimously approved the Offer and the Merger (as defined in the Offer to Purchase) and determined that the terms of the Offer and the Merger are fair to, and in the best interests of, the stockholders of the Company, and recommends that the stockholders of the Company accept the Offer and tender all of their Shares pursuant thereto.

  6. Notwithstanding any other provision of the Offer, payment for Shares accepted for payment pursuant to the Offer will in all cases be made only after timely receipt by the Depositary of (a) Certificates pursuant to the procedures set forth in Section 3 of the Offer to Purchase or a timely Book-Entry Confirmation (as defined in the Offer to Purchase) with respect to such Shares, (b) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message (as

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defined in the Offer to Purchase) in connection with a book-entry delivery of
Shares and (c) any other documents required by the Letter of Transmittal. Accordingly, tendering stockholders may be paid at different times depending upon when Certificates for Shares or Book-Entry Confirmations are actually received by the Depositary.

  In order to take advantage of the Offer, (i) a properly completed and duly executed Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees or an Agent's Message in connection with a book-entry delivery of Shares, and any other documents required by the Letter of Transmittal should be sent to the Depository and (ii) Certificates representing the tendered Shares or a timely Book-Entry Confirmation should be delivered to the Depository in accordance with the instructions set forth in the Letter of Transmittal and the Offer to Purchase.

  If holders of Shares wish to tender, but it is impracticable for them to forward their Certificates or other required documents or complete the procedures for book-entry transfer prior to the Expiration Date, a tender may be effected by following the guaranteed delivery procedures specified in
Section 3 of the Offer to Purchase.

  None of Offeror, Purchaser or Parent will pay any fees or commissions to any broker, dealer or other person (other than the Dealer Manager, as described in the Offer to Purchase) for soliciting tenders of Shares pursuant to the Offer. Offeror will, however, upon request, reimburse brokers, dealers, commercial banks and trust companies for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers. Offeror will pay all stock transfer taxes applicable to its purchase of Shares pursuant to the Offer, subject to Instruction 6 of the Letter of Transmittal.

  Any inquiries you may have with respect to the Offer should be addressed to, and additional copies of the enclosed materials may be obtained from, the Information Agent or the undersigned at the addresses and telephone numbers set forth on the back cover of the Offer to Purchase.


                                         Very truly yours,


                                         MORGAN STANLEY DEAN WITTER

  Nothing contained herein or in the enclosed documents shall constitute you the agent of the Company, the Dealer Manager, the Information Agent or the Depositary, or authorize you or any other person to use any document or make any statement on behalf of any of them in connection with the Offer, other than the documents enclosed herewith and the statements contained therein.

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